Exhibit 99.1

Zscaler Reports Third Quarter Fiscal 2024 Financial Results
Third Quarter Highlights
•Revenue grows 32% year-over-year to $553.2 million
•Calculated billings grows 30% year-over-year to $628.0 million
•Deferred revenue grows 34% year-over-year to $1,577.0 million
•GAAP net income of $19.1 million compared to GAAP net loss of $46.0 million on a year-over-year basis
•Non-GAAP net income of $139.8 million compared to non-GAAP net income of $74.6 million on a year-over-year basis
SAN JOSE, California - May 30, 2024 - Zscaler, Inc. (Nasdaq: ZS), the leader in cloud security, today announced financial results for its third quarter of fiscal year 2024, ended April 30, 2024.
"We delivered an outstanding quarter driven by growing customer interest in our Zero Trust Exchange platform," said Jay Chaudhry, Chairman and CEO of Zscaler. "As threat actors evolve and continue to exploit firewall-based security, Zero Trust security remains a top IT priority, and an increasing number of enterprises are adopting our platform. To meet this demand, we are accelerating innovation, expanding our platform and building a strong go-to-market team to scale our business to $5 billion and beyond in ARR."
Third Quarter Fiscal 2024 Financial Highlights
•Revenue: $553.2 million, an increase of 32% year-over-year.
•Income (loss) from operations: GAAP loss from operations was $3.0 million, or 1% of revenue, compared to $55.7 million, or 13% of revenue, in the third quarter of fiscal 2023. Non-GAAP income from operations was $121.8 million, or 22% of revenue, compared to $63.9 million, or 15% of revenue, in the third quarter of fiscal 2023.
•Net income (loss): GAAP net income was $19.1 million, compared to GAAP net loss of $46.0 million in the third quarter of fiscal 2023. Non-GAAP net income was $139.8 million, compared to $74.6 million in the third quarter of fiscal 2023.
•Net income (loss) per share: GAAP net income per share, diluted, was $0.12, compared to GAAP net loss per share, diluted, of $0.32 in the third quarter of fiscal 2023. Non-GAAP net income per share was $0.88, compared to $0.48 in the third quarter of fiscal 2023.
•Cash flows: Cash provided by operations was $173.4 million, or 31% of revenue, compared to $108.5 million, or 26% of revenue, in the third quarter of fiscal 2023. Free cash flow was $123.1 million, or 22% of revenue, compared to $73.9 million, or 18% of revenue, in the third quarter of fiscal 2023.
•Deferred revenue: $1,577.0 million as of April 30, 2024, an increase of 34% year-over-year.
•Cash, cash equivalents and short-term investments: $2,240.0 million as of April 30, 2024, an increase of $139.8 million from July 31, 2023.

Recent Business Highlights
•In March 2024, acquired Avalor Technologies to advance artificial intelligence (AI) innovations. By combining Zscaler’s massive data foundation from its more than 400 billion daily transactions with Avalor’s Data Fabric for Security, including its over 150 pre-built integrations, this acquisition allows us to better enable customers to proactively identify critical vulnerabilities as well as improve operational efficiencies.

•In April 2024, acquired Airgap Networks to extend Zscaler's Zero Trust SASE leadership. By combining Zscaler’s Zero Trust SD-WAN and Airgap’s agentless segmentation technology, Zscaler can transform how enterprises implement Zero Trust Segmentation to IoT/OT devices and critical infrastructure across branches, campuses, factories, and data centers, including east-west connectivity.

•Announced adding ZDX Copilot, Hosted Monitoring, and Data Explorer to the Zscaler Digital Experience™ (ZDX™) service. Our new AI assistant, ZDX Copilot, instantly analyzes and harnesses knowledge from over 500 trillion data points to provide IT operations, service desk, and security teams the insights they need.

•Named a Leader in the first-ever Forrester Wave™ Security Service Edge Solutions report for Q1 2024.

•Recognized as a Leader in the 2024 Gartner Magic Quadrant for Security Service Edge (SSE) for the third year in a row.

Financial Outlook
For the fourth quarter of fiscal 2024, we expect:
•Revenue of $565 million to $567 million
•Non-GAAP income from operations of $107 million to $109 million
•Non-GAAP net income per share of approximately $0.69 to $0.70, assuming approximately 165 million fully diluted shares outstanding
For the full year fiscal 2024, we expect:
•Revenue of approximately $2.140 billion to $2.142 billion
•Calculated billings of $2.603 billion to $2.606 billion
•Non-GAAP income from operations of $422 million to $424 million
•Non-GAAP net income per share of $2.99 to $3.01, assuming approximately 161 million fully diluted shares outstanding
These statements are forward-looking and actual results may differ materially. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

In August 2023, we completed an assessment of the useful lives of our servers and networking equipment, which resulted in an extension of their useful lives from four to five years. This change was effective beginning in fiscal year 2024. Based on the carrying amount of these assets as of July 31, 2023, the impact for each of the three and nine months ended April 30, 2024 was approximate a 60 basis point, benefit to our gross margin.

Guidance for non-GAAP income from operations excludes stock-based compensation expense and related employer payroll taxes, amortization of debt issuance costs, and amortization expense of acquired intangible assets. We have not reconciled our expectations of non-GAAP income from operations and non-GAAP net income per share to their most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. For those reasons, we are also unable to address the probable significance of the unavailable information, the variability of which may have a significant impact on future results. Accordingly, a reconciliation for the guidance for non-GAAP income from operations and non-GAAP net income per share is not available without unreasonable effort.

For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Explanation of Non-GAAP Financial Measures" section of this press release.

Conference Call and Webcast Information
Zscaler will host a conference call for analysts and investors to discuss its third quarter of fiscal 2024 and outlook for its fourth quarter of fiscal 2024 and full year fiscal 2024 today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time).

Date:	Thursday, May 30, 2024
Time:	1:30 p.m. PT
Webcast:	https://ir.zscaler.com
Dial-in:	To join by phone, register at the following link: (https://register.vevent.com/register/BIe2c2c82d1e694dd3a00b3debc6f30548). After registering, you will be provided with a dial-in number and a personal PIN that you will need to join the call.
Upcoming Conferences
Fourth quarter of fiscal 2024 investor conference participation schedule:

•Bank of America Global Technology Conference in San Francisco
Wednesday, June 5, 2024

Sessions which offer a webcast will be available on the Investor Relations section of the Zscaler website at https://ir.zscaler.com/

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding our future financial and operating performance, including our financial outlook for the fourth quarter of fiscal 2024 and full year fiscal 2024. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including but not limited to: macroeconomic influences and instability, including the ongoing effects of inflation, geopolitical events, operations and financial results and the economy in general; risks related to the use of AI in our platform; the impact of a government default or shut-down; our limited operating history; our ability to identify and effectively implement the necessary changes to address execution challenges; risks associated with managing our rapid growth, including fluctuations from period to period; our limited experience with new products and subscriptions and support introductions and the risks associated with new products and subscription and support offerings, including the discovery of software bugs; our ability to attract and retain new customers; the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscription and support; rapidly evolving technological developments in the market for network security products and subscription and support offerings and our ability to remain competitive; length of sales cycles; useful lives of our assets and other estimates; and general market, political, economic and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth from time to time in our filings and reports with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2024, filed on March 6, 2024, and our Annual Report on Form 10-K for the fiscal year ended July 31, 2023, filed on September 14, 2023, as well as future filings and reports by us, copies of which are available on our website at ir.zscaler.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Use of Non-GAAP Financial Information
We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Measures” section of this press release.

About Zscaler
Zscaler (Nasdaq: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange™ platform protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SSE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.
Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Investor Relations Contacts
Ashwin Kesireddy
VP, Investor Relations and Strategic Finance
(415) 483-6825
ir@zscaler.com

Natalia Wodecki
Media Relations Contact
press@zscaler.com

ZSCALER, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
Revenue	$553,201	$418,800	$1,574,903	$1,161,946
Cost of revenue (1) (2)	118,331	95,849	346,924	260,150
Gross profit	434,870	322,951	1,227,979	901,796
Operating expenses:
Sales and marketing (1) (2)	262,447	236,273	806,039	701,054
Research and development (1) (2)	124,958	92,637	360,678	253,348
General and administrative (1)	50,478	43,486	155,789	131,164
Restructuring and other charges (1)	—	6,301	—	6,301
Total operating expenses	437,883	378,697	1,322,506	1,091,867
Loss from operations	(3,013)	(55,746)	(94,527)	(190,071)
Interest income	27,570	18,577	81,897	39,111
Interest expense (3)	(2,764)	(1,383)	(9,528)	(4,047)
Other expense, net	(927)	(809)	(1,967)	(1,531)
Income (loss) before income taxes	20,866	(39,361)	(24,125)	(156,538)
Provision for income taxes (4)	1,742	6,685	18,703	15,123
Net income (loss)	$19,124	$(46,046)	$(42,828)	$(171,661)
Net income (loss) per share
Basic	$0.13	$(0.32)	$(0.29)	$(1.19)
Diluted	$0.12	$(0.32)	$(0.29)	$(1.19)
Weighted-average shares used in computing net income (loss) per share
Basic	150,290	145,354	148,945	144,442
Diluted	154,081	145,354	148,945	144,442
(1) Includes stock-based compensation expense and related payroll taxes as follows:

Cost of revenue	$12,487	$10,025	$38,876	$28,281
Sales and marketing	45,490	51,417	170,013	162,099
Research and development	46,346	31,796	131,509	86,409
General and administrative	17,142	17,112	59,332	53,715
Restructuring and other charges	—	1,036	—	1,036
Total	$121,465	$111,386	$399,730	$331,540
(2) Includes amortization expense of acquired intangible assets as follows:

Cost of revenue	$2,962	$2,695	$8,396	$6,809
Sales and marketing	279	200	731	556
Research and development	140	80	373	713
Total	$3,381	$2,975	$9,500	$8,078

(3) Includes amortization of debt issuance costs:	$979	$974	$2,934	$2,919

(4) Includes tax benefit associated with business acquisitions:	$(5,123)	$—	$(1,864)	$—

ZSCALER, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	April 30,	July 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,259,197	$1,262,206
Short-term investments	980,802	838,026
Accounts receivable, net	506,284	582,636
Deferred contract acquisition costs	135,095	115,827
Prepaid expenses and other current assets	88,636	91,619
Total current assets	2,970,014	2,890,314
Property and equipment, net	330,646	242,355
Operating lease right-of-use assets	92,473	70,671
Deferred contract acquisition costs, noncurrent	268,079	259,407
Acquired intangible assets, net	68,959	25,859
Goodwill	417,029	89,192
Other noncurrent assets	51,551	30,519
Total assets	$4,198,751	$3,608,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,030	$18,481
Accrued expenses and other current liabilities	82,639	64,975
Accrued compensation	163,119	136,800
Deferred revenue	1,376,676	1,281,143
Operating lease liabilities	50,857	34,469
Total current liabilities	1,701,321	1,535,868
Convertible senior notes, net	1,137,687	1,134,159
Deferred revenue, noncurrent	200,338	158,533
Operating lease liabilities, noncurrent	46,897	41,917
Other noncurrent liabilities	19,369	12,728
Total liabilities	3,105,612	2,883,205
Stockholders’ Equity
Common stock	151	147
Additional paid-in capital	2,241,865	1,816,915
Accumulated other comprehensive loss	(15,675)	(1,576)
Accumulated deficit	(1,133,202)	(1,090,374)
Total stockholders’ equity	1,093,139	725,112
Total liabilities and stockholders’ equity	$4,198,751	$3,608,317

ZSCALER, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Nine Months Ended
	April 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(42,828)	$(171,661)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	47,033	39,769
Amortization expense of acquired intangible assets	9,500	8,078
Amortization of deferred contract acquisition costs	94,711	71,368
Amortization of debt issuance costs	2,934	2,919
Non-cash operating lease costs	34,913	23,320
Stock-based compensation expense	382,806	322,730
Accretion of investments purchased at a discount	(14,584)	(3,389)
Unrealized (gains) losses on hedging transactions	1,574	(1,140)
Deferred income taxes	(5,769)	158
Other	1,717	(947)
Changes in operating assets and liabilities, net of effects of business acquisitions
Accounts receivable	78,406	23,005
Deferred contract acquisition costs	(122,651)	(110,566)
Prepaid expenses, other current and noncurrent assets	(23,452)	(29,605)
Accounts payable	7,520	(4,079)
Accrued expenses, other current and noncurrent liabilities	14,647	14,861
Accrued compensation	12,816	10,933
Deferred revenue	132,354	154,256
Operating lease liabilities	(35,358)	(23,603)
Net cash provided by operating activities	576,289	326,407
Cash Flows from Investing Activities
Purchases of property, equipment and other assets	(95,204)	(70,127)
Capitalized internal-use software	(32,453)	(23,962)
Payments for business acquisitions, net of cash acquired	(361,781)	(15,643)
Purchase of strategic investments	(2,000)	(2,200)
Purchases of short-term investments	(1,003,972)	(740,239)
Proceeds from maturities of short-term investments	839,253	748,166
Proceeds from sale of short-term investments	47,165	25,083
Net cash used in investing activities	(608,992)	(78,922)
Cash Flows from Financing Activities
Proceeds from issuance of common stock upon exercise of stock options	11,287	3,194
Proceeds from issuance of common stock under the employee stock purchase plan	18,407	11,410
Other	—	(2)
Net cash provided by financing activities	29,694	14,602
Net increase (decrease) in cash and cash equivalents	(3,009)	262,087
Cash and cash equivalents at beginning of period	1,262,206	1,013,210
Cash and cash equivalents at end of period	$1,259,197	$1,275,297

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2024	2023	2024	2023

Revenue	$553,201	$418,800	$1,574,903	$1,161,946

Non-GAAP Gross Profit and Non-GAAP Gross Margin
GAAP gross profit	$434,870	$322,951	$1,227,979	$901,796
Add: Stock-based compensation expense and related payroll taxes	12,487	10,025	38,876	28,281
Add: Amortization expense of acquired intangible assets	2,962	2,695	8,396	6,809
Non-GAAP gross profit	$450,319	$335,671	$1,275,251	$936,886
GAAP gross margin	79%	77%	78%	78%
Non-GAAP gross margin	81%	80%	81%	81%

Non-GAAP Income from Operations and Non-GAAP Operating Margin
GAAP loss from operations	$(3,013)	$(55,746)	$(94,527)	$(190,071)
Add: Stock-based compensation expense and related payroll taxes	121,465	111,386	399,730	331,540
Add: Amortization expense of acquired intangible assets	3,381	2,975	9,500	8,078
Add: Restructuring and other charges, excluding stock-based compensation expense (1)	—	5,265	—	5,265
Non-GAAP income from operations	$121,833	$63,880	$314,703	$154,812
GAAP operating margin	(1)%	(13)%	(6)%	(16)%
Non-GAAP operating margin	22%	15%	20%	13%

(1) In connection with a restructuring plan announced in March 2023, we incurred stock-based compensation expense of approximately $1.0 million, which is included in stock-based compensation expense and related payroll taxes.

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
Non-GAAP Net Income per Share, Diluted
GAAP net income (loss)	$19,124	$(46,046)	$(42,828)	$(171,661)
Stock-based compensation expense and related payroll taxes	121,465	111,386	399,730	331,540
Amortization expense of acquired intangible assets	3,381	2,975	9,500	8,078
Restructuring and other charges, excluding stock-based compensation expense (1)	—	5,265	—	5,265
Amortization of debt issuance costs	979	974	2,934	2,919
Benefit for income taxes (2)	(5,123)	—	(1,864)	—
Non-GAAP net income	$139,826	$74,554	$367,472	$176,141

Add: Non-GAAP interest expense related to the convertible senior notes	359	359	1,077	1,078
Numerator used in computing non-GAAP net income per share, diluted	$140,185	$74,913	$368,549	$177,219

GAAP net income (loss) per share, diluted	$0.12	$(0.32)	$(0.29)	$(1.19)
Stock-based compensation expense and related payroll taxes	0.76	0.72	2.51	2.13
Amortization expense of acquired intangible assets	0.02	0.02	0.06	0.05
Restructuring and other charges, excluding stock-based compensation expense (1)	—	0.03	—	0.03
Amortization of debt issuance costs	0.01	0.01	0.02	0.02
Benefit for income taxes (2)	(0.03)	—	(0.01)	—
Non-GAAP interest expense related to the convertible senior notes	—	—	0.01	0.01
Adjustment to total fully diluted earnings per share (3)	—	0.02	0.01	0.09
Non-GAAP net income per share, diluted	$0.88	$0.48	$2.31	$1.14

Weighted-average shares used in computing GAAP net income (loss) per share, diluted	154,081	145,354	148,945	144,442
Add: Outstanding potentially dilutive equity incentive awards (4)	—	2,492	4,306	3,249
Add: Convertible senior notes (4)	7,626	7,626	7,626	7,626
Less: Antidilutive impact of capped call transactions (5)	(2,050)	—	(1,539)	—
Weighted-average shares used in computing non-GAAP net income per share, diluted	159,657	155,472	159,338	155,317
___________

(1) In connection with a restructuring plan announced in March 2023, we incurred stock-based compensation expense of approximately $1.0 million, which is included in stock-based compensation expense and related payroll taxes.

(2) We use our GAAP provision for income taxes for purposes of determining our non-GAAP income tax expense. The difference between our GAAP and non-GAAP provision for income taxes represents primarily the effects of stock-based compensation expense and income tax effects associated with business acquisitions. The income tax benefit related to stock-based compensation expense included in the GAAP provision for income taxes was not material for all periods presented. In the fiscal quarter ended October 31, 2023, we recognized a tax expense of $3.3 million associated with the integration of a business acquisition. In the fiscal quarter ended April 30, 2024, we recorded a tax benefit of $5.1 million, associated with the reduction of the valuation allowance due to the establishment of deferred tax liabilities from a business acquisition.

(3) The sum of the fully diluted earnings per share impact of individual reconciling items may not total to fully diluted non-GAAP net income per share due to the weighted-average shares used in computing the GAAP net loss per share differs from the weighted-average shares used in computing the non-GAAP net income per share, and due to rounding of the individual reconciling items. The GAAP net loss per share calculation uses a lower share count as it excludes potentially dilutive shares, which are included in calculating the non-GAAP net income per share.

(4) For the three months ended April 30, 2024, potentially dilutive equity incentive awards are included in the computation of the GAAP net income per share, diluted and the convertible senior notes are excluded from this computation as their effect is antidilutive.

(5) We exclude the in-the-money portion of the convertible senior notes for non-GAAP weighted-average diluted shares as they are covered by our capped call transactions. Our outstanding capped call transactions are antidilutive under GAAP but are expected to mitigate the dilutive effect of the convertible senior notes, and therefore are included in the calculation of non-GAAP diluted shares outstanding. The capped calls have an antidilutive impact when the average stock price of our common stock in a given period is higher than their exercise price.

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2024	2023	2024	2023
Calculated billings
Revenue	$553,201	$418,800	$1,574,903	$1,161,946
Add: Total deferred revenue, end of period	1,577,014	1,175,373	1,577,014	1,175,373
Less: Total deferred revenue, beginning of period	(1,502,175)	(1,111,880)	(1,439,676)	(1,021,123)
Calculated billings	$628,040	$482,293	$1,712,241	$1,316,196

Free cash flow
Net cash provided by operating activities	$173,414	$108,469	$576,289	$326,407
Less: Purchases of property, equipment and other assets	(35,651)	(26,244)	(95,204)	(70,127)
Less: Capitalized internal-use software	(14,637)	(8,339)	(32,453)	(23,962)
Free cash flow	$123,126	$73,886	$448,632	$232,318

Free cash flow margin
Net cash provided by operating activities, as a percentage of revenue	31%	26%	37%	28%
Less: Purchases of property, equipment and other assets, as a percentage of revenue	(6)%	(6)%	(6)%	(6)%
Less: Capitalized internal-use software, as a percentage of revenue	(3)%	(2)%	(3)%	(2)%
Free cash flow margin	22%	18%	28%	20%

ZSCALER, INC.
Explanation of Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States of America (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of our historical non-GAAP financial measures to their most directly comparable financial measures stated in accordance with GAAP has been included in this press release. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review these reconciliations, and not to rely on any single financial measure to evaluate our business.
Expenses Excluded from Non-GAAP Measures
Stock-based compensation expense is excluded primarily because it is a non-cash expense that management believes is not reflective of our ongoing operational performance. Employer payroll taxes related to stock-based compensation, which is a cash expense, are excluded because these are tied to the timing and size of the exercise or vesting of the underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of our business. Amortization expense of acquired intangible assets and non-recurring income tax expense or benefit associated with business acquisitions are excluded because these are considered by management to be outside of our core business operating performance. Restructuring and other charges includes severance and termination benefits in connection with a restructuring plan to streamline operations and to align people, roles and projects to our strategic priorities. These expenses are excluded because they fluctuate in amount and frequency and are not reflective of our core business operating performance. Amortization of debt issuance costs from the convertible senior notes are excluded because these are non-cash expenses and are not reflective of our ongoing operational performance. We estimate the tax effect of these items on our non-GAAP results and may adjust our GAAP provision for income taxes, if such effects have a material impact to our non-GAAP results.
Non-GAAP Financial Measures
Non-GAAP Gross Profit and Non-GAAP Gross Margin. We define non-GAAP gross profit as GAAP gross profit excluding stock-based compensation expense and related employer payroll taxes and amortization expense of acquired intangible assets. We define non-GAAP gross margin as non-GAAP gross profit as a percentage of revenue.
Non-GAAP Income from Operations and Non-GAAP Operating Margin. We define non-GAAP income from operations as GAAP loss from operations excluding stock-based compensation expense and related employer payroll taxes, amortization expense of acquired intangible assets and restructuring and other charges. We define non-GAAP operating margin as non-GAAP income from operations as a percentage of revenue.
Non-GAAP Net Income per Share, Diluted. We define non-GAAP net income as GAAP net income (loss) excluding stock-based compensation expense and related employer payroll taxes, amortization expense of acquired intangible assets, restructuring and other charges, amortization of debt issuance costs, and the tax effects of these items on our non-GAAP net income, if such effects have a material impact to our non-GAAP results. We define non-GAAP net income per share, diluted, as non-GAAP net income plus the non-GAAP interest expense divided by the weighted-average diluted shares outstanding, which includes the effect of potentially diluted common stock equivalents outstanding during the period and the anti-dilutive impact of the capped call transactions entered into in connection with the convertible senior notes.
Calculated Billings. We define calculated billings as revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced for subscriptions to access our cloud platform, together with related support services for our new and existing customers. We typically invoice our customers annually in advance, and to a lesser extent quarterly in advance, monthly in advance or multi-year in advance.
Free Cash Flow and Free Cash Flow Margin. We define free cash flow as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. We define free cash flow margin as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives.